ZAGG Acquires Worldwide Rights to Water-Proofing Technology

Unique Molecular Coating Has Ability to Protect Gadgets from Water Damage

SALT LAKE CITY, Sep 29, 2009 (BUSINESS WIRE) --ZAGG Inc. (OTCBB:ZAGG), a leading producer of mobile electronics accessories including the popular invisibleSHIELD(TM) and ZAGGaudio(TM) brands, announces an agreement with HzO Inc. for the exclusive marketing rights to the "Golden Shellback(TM)" -now referred to as HzO -technology. The HzO technology is a unique molecular coating process that protects consumer electronics against damage caused by water and moisture exposure. This unique technology will save gadgets from fatal exposure to water and other liquids, which is the leading cause of lost function in electronics. A demonstration of the technology can be seen at the following link: http://www.youtube.com/watch?v=OLFDT_I2Up4.

The HzO technology used for consumer electronics produces a vacuum deposited film that is water repellent, nonflammable, has low toxicity, and allows for electricity conduction under the thin film coating. When applied to clean, moisture free surfaces such as plastic, metal, or glass, the coating is transparent with excellent water repellence and anti-corrosion properties. The coating also has an excellent ability to repel oils, synthetic fluids, hazardous materials, dust, dirt, and water based solutions. The technology has already featured in prominent media including the "TODAY Show," when Matt Lauer submerged his personal BlackBerry into a fish tank.

The Consumer Electronics Association, July 2008, indicated the market for consumer electronics in the US alone would reach $173 billion in 2008, and grow to $183 billion in 2009. Another estimate by Informa Research gave the annual global telecom accessories numbers at $50 billion, and is expected to reach $80 billion by 2012. The love affair with consumers and their gadgets around the world continues to increase, and protecting their electronics is a significant concern among consumers, particularly during a downturn in the financial landscape.
A recent article titled "Four Ways to Make Your iPhone Invincible" released by Fast Company on September 4, 2009 lists "Golden Shellback" and ZAGG's invisibleSHIELD as two of their four methods. Now ZAGG can combine the HzO technology with the invisibleSHIELD for a total solution without altering the characteristics of either product. This will provide the simultaneous combination solution of both superior water-proofing properties and scratch protection.

"HzO is a game changing technology and the next logical step for ZAGG," said Robert G. Pedersen II, President and CEO of ZAGG Inc. "Our core competency is protecting the exterior of gadgets, and this now allows us to also provide protection to the inside of the device. The total solution provided by HzO and the invisibleSHIELD aligns perfectly with the brand identification for ZAGG."
ZAGG has invested $1 million initially and will invest another $2 million in February 2010 for a minority interest in Series A Preferred Stock of HzO Inc., a Delaware corporation, as well as acquiring worldwide exclusive marketing rights. ZAGG holds a first right of refusal to acquire the rest of the ownership of HzO Inc. and its intellectual properties. One of the lead investors of HzO Inc. is expected to be vSpring Capital(TM). vSpring, a traditional early-stage capital firm with over $390 million of committed capital under management invests in new technology companies that have the potential to become significant standalone businesses that demonstrate a large market opportunity. Ed Ekstrom, a managing partner at vSpring Capital, also sits on the board of directors of ZAGG. For more information about vSpring Capital, please visit www.vSpring.com.

"The HzO technology helps to protect ZAGG from other companies pursuing protective coatings for gadgets," said Pedersen. "ZAGG is already in negotiations with major manufacturers in the electronics industry regarding HzO technology."

With the exclusive marketing rights, ZAGG plans to sublicense the technology to major consumer electronics manufacturers around the world. The HzO technology is anticipated for roll out to consumers in 2010, with initial pricing point estimates ranging from $39 to $69 for the water-proofing coating. HzO Inc. will pursue multiple market segments to fulfill the needs of this water repellent technology across the spectrum of other applications in addition to consumer electronics.

For more information about ZAGG or any of their product lines, please visit www.ZAGG.com.

About ZAGG Inc:

ZAGG Inc designs, manufactures, and distributes protective clear coverings and accessories for consumer electronic and hand-held devices, worldwide under the brand names invisibleSHIELD(TM) and ZAGGaudio(TM). ZAGG has also introduced beta testing of AppSpace.com, an online destination for the fast-growing mobile app market, combined with the networking power of social media. The invisibleSHIELD is a protective, high-tech patented film covering, designed for iPods, laptops, cell phones, digital cameras, PDAs, watch faces, GPS systems, gaming devices, and other items. The patent-pending invisibleSHIELD application of clear protective film covering a device is the first scratch protection solution of its kind on the market, and has sold millions of units. Currently, ZAGG offers over 4,000 precision pre-cut designs with a lifetime replacement warranty through online channels, big box retailers like Best Buy, resellers, college bookstores, Mac stores and mall kiosks. The company continues to increase its product lines to offer additional electronic accessories and services to its tech-savvy customer base. For more product or investor information please visit the company's web site at www.ZAGG.com.

Safe Harbor Statement:
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

SOURCE: ZAGG Inc.

ZAGG Inc. Media
Contact: Nathan Nelson 801-263-0699 ext. 107
nnelson@zagg.com

or Investor Relations:
Brandon O'Brien, CFO 801-263-0699, ext. 122
brandon@zagg.com

Copyright Business Wire 2009